Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp. on Forms S-8 (File No. 333-51780, File No. 333-105142, File No. 333-143805, File No. 333-192142, and File No. 333-200034).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 11, 2015